AGREEMENT OF GENERAL PARTNERSHIP

                                       OF

                        MEADOW POINTE GENERAL PARTNERSHIP



                             Dated: October 3, 1999


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                                TABLE OF CONTENTS

                                                                           Page
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ARTICLE 1
         ORGANIZATION OF THE PARTNERSHIP.....................................1
         1.1      Formation..................................................1
         1.2      Name.......................................................1
         1.3      Business and Purpose.......................................1
         1.4      Principal Place of Business................................2

ARTICLE 2
         TERM OF PARTNERSHIP.................................................2
         2.1      Term.......................................................2
         2.2      Partition..................................................2

ARTICLE 3
         CAPITAL CONTRIBUTIONS AND FINANCING.................................2
         3.1      Initial Capital Contributions..............................2
         3.2      Development Contributions..................................2
         3.3      Additional Capital Contributions...........................3
         3.4      Return of Capital..........................................3
         3.5      Revaluation of Partnership Property........................3

ARTICLE 4
         ALLOCATIONS AND DISTRIBUTIONS TO PARTNERS...........................4
         4.1      Allocations; Fiscal Year...................................4
         4.2      Allocation of Profits, Gains and Losses....................4
                  (a)      Losses............................................4
                  (b)      Profits and Gains.................................4
         4.3      Allocation of Tax Items....................................4
         4.4      Gain or Loss From Property Contributed to Partnership......4
         4.5      Gain or Loss From Revaluation of Property..................4
         4.6      Distributions..............................................5

ARTICLE 5
         MANAGEMENT OF THE PARTNERSHIP.......................................5
         5.1      Management.................................................5
         5.2      Executive Manager; Representatives.........................5
         5.3      Managing Partner's Duties..................................6
         5.4      Major Decisions............................................8
         5.5      Replacement of Managing Partner............................9
         5.6      Representatives on CDD Board..............................10

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         5.7      Tax Matters Partner.......................................10
         5.8      Contracts of the Partnership..............................10
         5.9      Consents and Approvals....................................10
         5.10     Restrictions on Partners..................................10

ARTICLE 6
         ACCOUNTING AND TAX MATTERS.........................................10
         6.1      Books and Records.........................................10
         6.2      Annual Financial Reports..................................11
         6.3      Accountants...............................................11
         6.4      Bank Accounts.............................................11

ARTICLE 7
         RESTRICTIONS ON TRANSFER...........................................11
         7.1      General Restrictions......................................11
         7.2      Permitted Transfer........................................11
         7.3      Partners Bound By Agreement...............................11
         7.4      Reciprocal Buy-Sell Procedure.............................12
                  (a)      Reciprocal Buy-Sell..............................12
                  (b)      Election to Withdraw or Cause to Withdraw........12
                  (c)      Buy-Sell Price...................................12
                  (d)      Closing..........................................13

ARTICLE 8
         INDEMNIFICATION....................................................14
         8.1      Indemnification by a Partner of a Partner.................14
         8.2      Reliance..................................................14
         8.3      Litigation Instituted by a Third Party....................14
         8.4      Covenants of Partners.....................................14
         8.5      Indemnification by Partners...............................14
         8.6      Indemnification by Partnership............................14
         8.7      Failure to Pay............................................15
         8.8      Terms of Indemnification..................................15

ARTICLE 9
         PAYMENT OF INDEMNIFICATION CONTRIBUTION............................16
         9.1      Loan......................................................16
         9.2      Interest Rate.............................................16
         9.3      Distributions While Loan is Outstanding...................16
         9.4      Security Interest.........................................16

ARTICLE 10
         TERMINATION, DISSOLUTION AND LIQUIDATION...........................17
         10.1     Termination and Dissolution...............................17

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         10.2     Method of Liquidation.....................................18
         10.3     Reasonable Time for Liquidation...........................19
         10.4     Date of Termination.......................................19

ARTICLE 11
         MISCELLANEOUS......................................................19
         11.1     Insurance.................................................19
         11.2     Limited Purpose...........................................19
         11.3     Preformation Expenses.....................................19
         11.4     Other Activities..........................................19
         11.5     Further Assurances........................................20
         11.6     Entire Agreement..........................................20
         11.7     Assignments...............................................20
         11.8     Notices...................................................20
         11.9     Binding Effect............................................21
         11.10    Headings..................................................21
         11.11    Specific Performance......................................21
         11.12    Governing Law.............................................21
         11.13    Jurisdiction and Venue....................................21
         11.14    No Construction Against Draftsmen.........................21
         11.15    Severability..............................................21
         11.16    Enforcement Costs.........................................22
         11.17    Ability to Enter Agreement................................22
         11.18    Amendments................................................22
         11.19    Creditor Liens............................................22
         11.20    Arbitration...............................................22
         11.21    Non-Competition Agreement.................................23


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                        AGREEMENT OF GENERAL PARTNERSHIP
                                       OF
                        MEADOW POINTE GENERAL PARTNERSHIP

         THIS AGREEMENT OF GENERAL PARTNERSHIP (this "Agreement") is made as of the 3rd day of October, 1999, by and between MEADOW POINTE EAST, LLC, a Delaware limited liability company ("MEADOW POINTE"), and DEVCO III, L.L.C., a Florida limited liability company ("Devco"). Meadow Pointe and Devco are hereinafter collectively referred to as the "Partners" and individually as a "Partner."

                                    RECITALS:

         The Partners desire to conduct a business together as general partners under the laws of the State of Florida.

         In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Partners hereby agree to become partners and form a general partnership under the Uniform Partnership Act of the State of Florida (the "Act"), to engage in the business described in this Agreement for the period and upon the terms and conditions set forth in this Agreement.


                                    ARTICLE 1

                         ORGANIZATION OF THE PARTNERSHIP

         1.1 Formation. The Partners hereby form a partnership under the Act on the terms and conditions set forth in this Agreement (the "Partnership").

         1.2 Name. The business of the Partnership shall be conducted under the firm name and style of "Meadow Pointe General Partnership." The business and affairs of the Partnership shall at all times be conducted solely under the name of the Partnership or under such other names upon which the Partners shall unanimously agree.

     1.3 Business and Purpose. The business and purpose of the Partnership shall be to:

                  (a) develop, market and sell the real property located in Pasco County, Florida and described in Exhibit A attached hereto (the "Property"), pursuant to the terms and conditions of that certain Agreement for Development, Sale and Purchase of Unimproved Real Property between Clearwater Bay Associates, Inc., a Florida corporation ("Seller"), and the Partnership (the "Purchase Agreement");

                  (b) do all other things the Partners agree in writing to do in accordance with the terms of this Agreement; and


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                  (c)  conduct  such other  activities  as may be  necessary  or incidental to the foregoing.

                  Any and all of the foregoing shall be exclusively on and subject to the terms and conditions set forth in this Agreement. The powers and purposes of the Partnership hereby granted shall be limited strictly to the foregoing, all for the production of income and profit, and shall not be extended by implication or otherwise except by the unanimous written agreement of the Partners.

         1.4 Principal Place of Business. The Partnership's principal place of business shall be at 15436 North Florida Avenue, Tampa, Florida 33613. The business of the Partnership may be conducted at such other place or places as may from time to time be selected by the Partners.


                                    ARTICLE 2

                               TERM OF PARTNERSHIP

         2.1 Term. The Partnership term (the "Term") shall commence on the date hereof and shall continue through the close of business on June 30, 2025, unless the Partnership is sooner terminated in accordance with Section 10.l herein.

         2.2      Partition.

                  (a) No Partner shall have the right, and each Partner agrees that it shall not take any action, to withdraw from the Partnership except as expressly permitted herein, nor to dissolve, terminate, liquidate or petition a court for the dissolution, termination or liquidation of the Partnership, except as provided in this Agreement.

                  (b) No Partner shall take any action to subject any of the Partnership's assets to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding, nor shall either Partner have any ownership interest in or have the right to obtain a judicial partition of any of such assets.

                                    ARTICLE 3

                       CAPITAL CONTRIBUTIONS AND FINANCING

         3.1 Initial Capital Contributions. Each of Meadow Pointe and Devco shall make an initial capital contribution to the Partnership of One Thousand and No/100 Dollars ($1,000.00) in cash by cashier's check.

         3.2 Development Contributions. Meadow Pointe agrees to advance to the Partnership up to and including (but not in excess of) an aggregate amount equal to One Million and No/100 Dollars ($1,000,000.00) (the "Advance"). The Advance (and interest accrued thereon) shall be

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treated as debt of the  Partnership and such debt shall bear and accrue interest at the prime rate (or similar base rate) of Wells Fargo & Company, adjusted from day to day, plus one (1) point, but not in excess of the maximum rate that may legally be charged. The Advance (and interest accrued thereon) shall be repaid to Meadow Pointe pursuant to the terms and conditions set forth in the grid promissory note attached hereto as Exhibit B. The Advance shall be used to pay for the following up-front development costs, as necessary:

                  (a) the modification of an existing Development Regional Impact and Development Order issued by Pasco County with respect to the Property;

                  (b) the establishment of a contingency fund for working capital; and

                  (c) the payment of the annual fee, and the repayment of draws, if any, on a Letter of Credit to be established by Meadow Pointe in favor of Seller in order to secure the payment of (I) assessments on any Community Development District Series A Bonds on the Property for a period of one year after the lapse of the capitalized interest account established by each such Community Development District (a "CDD") and (ii) certain ad valorem taxes related to the Property.

         3.3 Additional Capital Contributions. Only after funds contributed by the Partners pursuant to Sections 3.1 and the Advance to the Partnership pursuant to Section 3.2 above have been exhausted shall the Partners be required to make additional capital contributions. If, subject to the foregoing sentence, the General Partners determine that additional funds are required to carry out the purpose of the Partnership in accordance with this Agreement, each Partner shall be required to contribute one-half (1/2) of the additional funds required in the form of an additional capital contribution within ninety (90) days of receiving written notice of such determination.

         3.4 Return of Capital. No Partner shall be entitled to receive interest on its Capital Account or on its capital contributions. Except as otherwise provided herein, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Account or its capital contributions from the Partnership.

         3.5 Revaluation of Partnership Property. Upon (a) the admission of any Partner to the Partnership, (b) the liquidation of a Partner's interest in the Partnership, (c) the making of any additional capital contributions or partial withdrawals by a Partner which changes the Partner's relative percentage interest in the Partnership (other than a de minimus amount) as determined by reference to the relative balances in the Partner's Capital Accounts, or (d) immediately before liquidation of the Partnership, all the property of the Partnership shall be revalued at its fair market value as determined by the General Partners, and the Partners' Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not been reflected in adjustments to the Partners' Capital Accounts previously) would be allocated among the Partners if the property were sold at its fair market value on the valuation date.


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                                    ARTICLE 4

                    ALLOCATIONS AND DISTRIBUTIONS TO PARTNERS

         4.1 Allocations; Fiscal Year. The profits, gains and losses of the Partnership shall be determined for each calendar or fiscal year of the Partnership in accordance with the books of the Partnership (within the meaning of Regulation ss.1.704-1(b)(2)(iv)(g)) and the method of accounting selected by the Partners. "Profits" and "gains" or "losses" as used herein include each item of Partnership income, gain, loss and deduction determined in accordance with the books of the Partnership. The fiscal year of the Partnership shall end on December 31.

         4.2 Allocation of Profits, Gains and Losses. The profits, gains or losses of the Partnership shall be allocated as follows:

                  (a)      Losses.  Losses for any year shall be allocated:

                           (I)      first, to the Partners up to the positive
balance of their Capital Accounts, ratably in accordance with the positive balances of their Capital Accounts; and

                           (ii)     next, to the Partners, ratably in accordance
with the respective basis of each Partner of its interest in the Partnership.

                  (b) Profits and Gains. Any profits or gains of the Partnership for any year shall be allocated as follows:

                           (I)      first, to any Partner previously allocated
losses under Section 4.2(a) hereof, to the extent of such losses (reduced by allocations under this clause for all prior years), ratably and in inverse order to the manner in which such losses were allocated; and

                           (ii)     thereafter, 50% to Meadow Pointe and 50% to
Devco.

         4.3 Allocation of Tax Items. After the application of Sections 4.4 and 4.5, the items of income, gain, loss and deduction, for federal and state income tax purposes, shall be allocated among the Partners in proportion to the corresponding "book" items in Section 4.2.

         4.4 Gain or Loss From Property Contributed to Partnership. In accordance with Regulation ss.704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership by a Partner shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution.

         4.5 Gain or Loss From Revaluation of Property. Allocations of income, gain, loss and deduction with respect to property which has been adjusted on the books of the Partnership to fair market value pursuant to Section 3.5 shall, following such adjustment, take account of any variation

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between the adjusted  basis of such property for federal income tax purposes and its value on the Partnership's books in the same manner as under ss.704(c) of the Code.

         4.6 Distributions. Distributions of available cash flow shall be made to the Partners at such time as the Partners may, from time to time, determine; provided, however, that to the extent there is available cash flow, distributions shall be made to the Partners at least annually in an amount equal to such Partner's federal income tax liability attributable to ownership of an interest in the Partnership, as if each Partner were subject to income tax at the highest marginal rate set forth in Section 1 of the Code, which is currently 39.6%. The balance of available cash flow, if any, shall be distributed 50% to Meadow Pointe and 50% to Devco. As used in this Section 4.6, "available cash flow" means all of the Partnership's gross cash proceeds from any source less the portion thereof required to pay any and all outstanding and unpaid Partnership debt (including any Advance (and accrued and unpaid interest thereon) pursuant to Section 3.2 herein) and to pay or establish reserves for ordinary and necessary expenses and fees and capital improvements, replacements and contingencies, all as reasonably determined by the Partners. Available cash flow shall not be reduced by depreciation, amortization or other similar non-cash allowances, and shall be increased by any reductions in reserve which, when previously established, reduced available cash flow. Notwithstanding anything to the contrary contained herein, until the Advance (and any accrued and unpaid interest thereon) is repaid in full, the Partners shall not make any distributions pursuant to this Section 4.6.


                                    ARTICLE 5

                          MANAGEMENT OF THE PARTNERSHIP

         5.1 Management. The Partnership shall have a managing partner who shall have the authority and responsibility to manage the day-to-day business and affairs of the Partnership (the "Managing Partner"). Subject to Section 5.5 herein, the Partners hereby appoint Devco as the Managing Partner of the Partnership. Subject to Section 5.4 herein, the Managing Partner shall have the power, authority and discretion to take action for and on behalf of the Partnership. All decisions, elections and actions taken by the Managing Partner for and on behalf of the Partnership shall be final and binding on the other Partner, subject to the consent of both Partners as to Major Decisions. Within the scope of its authority, the Managing Partner shall have the right to execute any and all documents and such execution shall be binding upon the Partnership and the other Partner.

         5.2 Executive Manager; Representatives. Notwithstanding anything herein to the contrary, each of the Partners hereby acknowledges and agrees that Donald
A. Buck shall be primarily responsible for, and shall devote the amount of time reasonably necessary to, the performance of Devco's obligations as the Managing Partner under Section 5.1 herein (the "Executive Manager") and hereby authorizes the Executive Manager to execute any and all documents on behalf of the Partnership within the scope of his authority, which documents shall be binding upon the Partnership and both Partners. The Partners shall cause the Partnership to enter into a management agreement with Devco and Donald A. Buck on terms acceptable to the Partners

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to provide  for,  among  other  things,  an initial  budget and the payment of a management fee to Devco (the "Management Agreement"), a copy of which is attached hereto as Exhibit C.

         5.3 Managing Partner's Duties. The Managing Partner shall implement or cause to be implemented all decisions approved by the Partners and shall conduct or cause to be conducted the ordinary and usual business and affairs of the Partnership in accordance with and as limited by this Agreement, including the following:

                  (a)      protect all interests of the Partnership;

                  (b) maintain, or cause to be maintained, in accordance with generally accepted accounting principles, applied in a consistent manner, books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, profits and losses, Partners' capital contributions, distributions and Capital Accounts and all transactions entered into by the Partnership;

                  (c) prepare, or cause to be prepared, and deliver to each of the Partners within fifteen (15) days of the end of each month, a balance sheet and income statement compared to the budget set forth in the Development Plan and Budget for such month and the year-to-date;

                  (d) within thirty (30) days after the date of this Agreement, the Managing Partner shall deliver the Development Plan and Budget, a form of which is attached hereto as Exhibit D, to Meadow Pointe for its approval. The Managing Partner shall use commercially reasonable efforts to implement the Development Plan and Budget and each subsequently approved Development Plan and Budget (each of which may be amended from time to time pursuant to Section 5.4(j) herein) in accordance with the terms thereof;

                  (e) within sixty (60) days after the end of each fiscal year, the Managing Partner shall prepare or cause the independent accounting firm approved by the Partners to prepare and deliver to each Partner a report setting forth in sufficient detail all such information and data with respect to business transactions affected by or involving the Partnership during such fiscal year as shall enable the Partnership and the Partners to prepare their state, federal and local income tax returns in accordance with the laws, rules and regulations then prevailing (including a balance sheet, income statement, changes in cash positions and capital accounts, and comparison of actual results to budget). The Managing Partner shall also prepare or cause such independent accountants to prepare Federal, state and local tax returns required of the Partnership and shall file the same on or before the due date (or an extension thereof) and shall pay any taxes required to be paid by the Partnership;

                  (f) maintain all funds of the Partnership in the name of the Partnership in an account in a bank or banks located in Pasco County, Florida, approved by the Partners;

                  (g) make distributions periodically to the Partners in accordance with Sections 4.6 and 5.4(k) herein;


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                  (h)  undertake  such actions as are  necessary or desirable in order that the Partnership promptly complies with all material present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, which may be applicable to the Partnership and the operations and management thereof;

                  (I) perform other obligations provided elsewhere in this Agreement to be performed by the Managing Partner;

                  (j) subject to Section 5.4(n) herein, engage, at the Partnership's expense, a firm of independent certified public accountants to audit the Partnership's financial statements and to provide other services to the Partnership;

                  (k) cause  Seller  to submit  the  Property  to new  Community
Development  Districts  having  geographical   boundaries   established  by  the
Partnership;

                  (l)      coordinate the acquisition of the Property;

                  (m) apply for, conduct negotiations for, and seek to obtain in Seller's name all permits (including, but not limited to, an amendment to the existing Development Order ("DO"), the existing Development of Regional Impact ("DRI") and the existing Master Planned Unit Development Approval ("PUD") with respect to the Property, and all governmental, quasi-governmental and utility permits, licenses and approvals relating to or required in connection with the development, use, marketing or sale of all or any portion of the Property in accordance with the Site Development Plan attached hereto as Exhibit E (collectively, the "Permits");

                  (n) negotiate with residential builders and other parties for the sale of single family residential lots on the Property and any of the Property designated "commercial" on the amended DO and close all such sales;

                  (o) monitor, advise Meadow Pointe and its representatives with respect to, and use its best efforts to take all actions necessary to insure that all Permits (including, but not limited to, the DO, the PUD and the DRI) remain effective and in good standing, and that the development, use, operation, marketing, and sale of the Property is in accordance with the Permits (including, but not limited to, the DO, the PUD and the DRI) and other applicable governmental laws, ordinances, rules, regulations, and requirements;

                  (p) consult with Meadow Pointe from time to time concerning possible changes to the DO, the PUD, and the DRI that are necessary or desirable to facilitate the development, use, operation, marketing, and sale of the Property in accordance with the Development Plan and Budget and, if approved by Meadow Pointe in writing, apply for, conduct negotiations for, and seek to obtain all such approved changes to the DO, the PUD and the DRI;

                  (q) use its best efforts to cause the Property to be development to be finished in accordance with the Development Plan and Budget and the Permits, supervise and coordinate the development of the Property in a manner that is consistent with good business practices required of

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an owner of such a project,  file notices of  commencement,  and furnish  Meadow
Pointe monthly, or more often as Meadow Pointe may reasonably require, written progress reports disclosing in reasonable detail the status of the development, including receipts, disbursements, construction costs, current cash requirements and available invoice copies;

                  (r) inspect the Property as often as necessary and at regular intervals so as to be kept informed as to the stage of development and condition of the Property and the quality of the work being performed; and

                  (s) if deemed advisable by the Partners, coordinate and supervise the extension of the existing CDD II on the eastern portion of Meadow Pointe to include a portion of the Property, which extension thereof shall have the geographic boundaries agreed upon by both Partners.

Both Partners hereby acknowledge that affiliates of the Partners are currently developing a master planned community adjacent to the Property which is from time to time referred to herein as "Meadow Pointe Property."

         5.4 Major Decisions. The following decisions or courses of actions are deemed to be "Major Decisions" in the conduct of the business and affairs of the Partnership, each of which require the prior written consent of both Partners before the Managing Partner (or the Executive Manager) can take action on any such Major Decision:

                  (a) decisions with respect to purchasing and developing (I) that certain tract of land known to the Partners as the "Krusen Douglas Property" consisting of approximately 118 acres and which is located south of Meadow Pointe Property and the Property and (ii) any portion of that certain tract of land known to the Partners as the "Porter Ranch";

                  (b)      merge with any Person;

                  (c) approve or amend the Site Development Plan attached hereto as Exhibit E;

                  (d) enter into any agreement which will impose material restrictions on the manner in which the Partnership conducts its business and affairs;

                  (e)      the purchase price of the Property;

                  (f) any other decision or course of action which by any provision of this Agreement expressly is required to be approved by the Partners;

                  (g) borrow or commit to borrow any material amount of money in the name of the Partnership;

                  (h) except as set forth herein, dissolve, liquidate or terminate the Partnership;


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                  (I)  require  the   Partners   to  make   additional   capital
contributions pursuant to Section 3.3 herein;

                  (j) approve or amend each Development Plan and Budget or approve expenditures in excess of any line-item budgeted for therein;

                  (k)      approve any distribution(s) of available cash flow;

                  (l)      incur any liens on Partnership property;

                  (m) except as otherwise provided for herein, admit new partners;

                  (n) except as otherwise provided for herein, select and retain legal counsel and other professionals to provide services to the Partnership;

                  (o) commence and make decisions with respect to legal actions to enforce or defend the rights of the Partnership not in the ordinary course of business;

                  (p) enter into agreements with Partners or affiliates of the Partners to provide goods, property, or services to the Partnership;

                  (q) arrange and approve any investment of the Partnership's capital;

                  (r)      alter the Partnership's business and purpose;

                  (s)      approve all non-CDD expenditures;

                  (t)      amend this Agreement;

                  (u)      amend or modify the Management Agreement; or

                  (v) take any other action which requires the consent of all Partners under this Agreement.

         5.5 Replacement of Managing Partner. In the event that the Managing Partner (a) is an insolvent Partner, (b) ceases to be a Partner of the Partnership, (c) is willfully or grossly negligent in the management of the business and affairs of the Partnership, or (d) breaches a fiduciary obligation to the other Partner, then upon any such event and written notice from Meadow Pointe to the Managing Partner and the failure of the Managing Partner to cure such event within ten (10) business days, Meadow Pointe shall become the new Managing Partner. Upon the replacement of the Managing Partner with a new
Managing Partner, the Partners shall execute such instruments as shall be reasonably necessary to evidence such replacement and if any instrument has been recorded evidencing the authority of the previous Managing Partner, such instrument shall be modified of record to evidence the replacement of the previous Managing Partner and selection of the new Managing Partner.

         5.6 Representatives on CDD Board. Each of the Partners acknowledges and agrees that with respect to, and at all times after the formation of, each CDD formed by Seller relating to the Property, pursuant to Chapter 190, Florida Statutes, as amended, for the purpose of providing funds for the construction and acquisition of certain improvements on the Property, Meadow Pointe shall be entitled to nominate a majority of the Partnership's representatives (each, a "Representative") on each such CDD Board and Devco shall be entitled to nominate the Partnership's other Representatives on each such CDD Board. Each Representative shall have the power and authority to serve as a Representative on behalf of the Partner who appointed such Representative unless and until such Partner designates in writing a new Representative. In no event may a Representative delegate his decision-making authority to any other Person except another Representative. Each Partner hereby ratifies and affirms any and all decisions and actions taken by its respective Representatives with respect to the CDD Board to which such Representative was nominated.

         5.7 Tax Matters Partner. Meadow Pointe shall be the "tax matters partner" of the Partnership as defined in Section 6231 of the Code and shall have all of the powers and duties expressly conferred on the tax matters partner by the Code. Meadow Pointe shall advise and consult with Devco with respect to any tax matters prior to acting upon such matters.

         5.8 Contracts of the Partnership. All contracts on behalf of the Partnership shall be made in the name of the Partnership. Except as otherwise agreed to by the Partners, no contract shall be made on behalf of the Partnership solely in the name of a Partner without disclosure to third parties of the existence of the Partnership.

         5.9 Consents and Approvals. In any instance under this Agreement in which the consent or approval of a Partner to any proposed action is required, such consent or approval shall be in the Partner's sole and absolute discretion unless otherwise set forth herein. If any Partner shall fail to respond within fifteen (15) days after receipt of a written request for response, such Partner shall be deemed to have consented to such request.

         5.10 Restrictions on Partners. Unless otherwise authorized pursuant to this Agreement, no Partner shall have the power or authority to bind the Partnership in any contract, agreement, promise or undertaking or to act for or on behalf of the Partnership in any respect whatsoever, nor shall any Partner take or cause to be taken any action which will in any way impede the other Partners or the Partnership from carrying out its responsibilities under this Agreement.

                                    ARTICLE 6

                           ACCOUNTING AND TAX MATTERS

         6.1 Books and  Records.  The  books  and  records  and all files of the
Partnership shall be kept at its principal office. Each Partner, its accountants, attorneys and other professional representatives shall, during regular business hours, have free access to the Partnership's books and records, upon reasonable prior notice, for the purpose of inspecting or copying the same. The Managing Partner shall cause the Partnership to retain copies of the records of the Partnership for a fiscal year for a period of six (6) years after that fiscal year.

         6.2 Annual Financial Reports. Audited annual financial statements (consisting of a year-end balance sheet and the related statements of income, capital and cash flows for the Fiscal Year) shall be prepared and copies thereof shall be delivered to each Partner within sixty (60) days of the end of each Fiscal Year.

         6.3 Accountants. Pursuant to Section 5.4(n) herein, the Partners agree that Thomas & Clough Co., P.A., located at 223 Sunset Avenue, Suite 200, Palm Beach, Florida 33480, Attn: Dana Thomas, shall be the Partnership's accountants and shall prepare the Partnership's financial statements, tax returns and other tax related filings.

         6.4 Bank Accounts. Each Partner and the Executive Manager shall have the authority to sign checks for the payment of Partnership debts and obligations incurred in the ordinary course of business and expressly included in the Development Plan and Budget; provided, however, that any check for an amount in excess of Ten Thousand and No/100 Dollars ($10,000) shall require the joint signature of both Partners.


                                    ARTICLE 7

                            RESTRICTIONS ON TRANSFER

         7.1 General Restrictions. Except as otherwise expressly provided in this Agreement, no Partner shall sell, transfer, pledge, assign, hypothecate, encumber, or in any other manner dispose of any portion or all of its interest in the Partnership without the prior written consent of the other Partner;
provided, however, that each Partner may transfer all or a portion of its interest in the Partnership to an affiliate of such Partner. A Partner may withhold such consent for any reason or for no reason. Any unauthorized attempt to do any of the foregoing shall be null and void.

         7.2 Permitted Transfer. If Meadow Pointe or any of its affiliates enters into an agreement to sell all or substantially all of its/their assets, a merger, a consolidation or any other business combination with a third party, Meadow Pointe shall have the right to assign all or any portion of its interest in the Partnership (including any of its payment or performance obligations) to a third party upon thirty (30) days prior written notice to Devco.

         7.3 Partners Bound By Agreement. Any person or entity acquiring an interest in the Partnership shall be bound by all of the terms and conditions of this Agreement to the same extent as its transferor and shall confirm the same, upon request, by signing a counterpart of this Agreement.

         7.4      Reciprocal Buy-Sell Procedure.

                  (a) Reciprocal Buy-Sell. If (I) the Partners are unable to reach agreement as to a Major Decision after ten (10) business days after either Partner notifies the other Partner in writing that an impasse has been reached on a Major Decision, or (ii) except as set forth in Section 7.2, either Partner, after January 1, 2003, desires to sell its interest in the Partnership at any time, either Partner may institute the following reciprocal buy-sell procedure (hereinafter referred to as the "Buy-Sell Procedure") by giving written notice
(hereinafter referred to as the "Buy-Sell Notice") to the other Partner. The Partner giving a Buy-Sell Notice shall be referred to hereinafter in this
Section 7.4 as the "Offeror" and the Partner receiving such notice shall be referred to hereinafter as the "Offeree." To be effective, the Buy-Sell Notice shall be in writing and shall state an amount in U.S. cash (hereinafter referred to as the "Buy-Sell Value"), as determined in the sole and absolute discretion of the Offeror, for use in determining Buy-Sell Price pursuant to Section 7.4(c) hereof (hereinafter referred to as the "Buy-Sell Price"). The Buy-Sell Notice shall constitute an irrevocable offer by the Offeror either to (I) withdraw from the Partnership in exchange for the Buy-Sell Price, as hereinafter defined, or
(ii) permit the withdrawal of the Offeree from the Partnership in exchange for the Buy- Sell Price.

                  (b) Election to Withdraw or Cause to Withdraw. The Offeree shall elect one of the following options: (I) to withdraw and to calculate the Buy-Sell Price pursuant to Section 7.4(c) herein based upon the Buy-Sell Value set forth in the Buy-Sell Notice; or (ii) to cause the Offeror to withdraw from the Partnership and to pay the Offeror a Buy-Sell Price pursuant to Section 7.4(c) hereof based upon the Buy-Sell Value set forth in the Buy-Sell Notice. The Offeree shall give notice of such election (hereinafter referred to as a "Notice of Election") to the Offeror prior to the thirtieth (30th) day following the date upon which the Buy-Sell Notice is given. The failure by the Offeree to give an effective and timely Notice of Election shall conclusively be deemed an election by the Offeree to withdraw from the Partnership for a Buy-Sell Price to be calculated pursuant to Section 7.4(c) hereof based upon the Buy-Sell Value set forth in the Buy-Sell Notice, and the date of the Notice of Election with respect to such deemed election shall be the thirtieth (30th) day following the giving of the Buy-Sell Notice. The party designated in accordance with the provisions of this Section 7.4(b) to withdraw from the Partnership is hereinafter collectively referred to as the "Withdrawing Party" and the other party is hereinafter referred to as the "Continuing Party."

                  (c) Buy-Sell Price. The Buy-Sell Price payable to the Withdrawing Party shall be an amount in cash (U.S.) equal to the amount of cash which such Withdrawing Party would have received on the Buy-Sell Closing Date (as hereinafter defined) if the Partnership had distributed an amount equal to the net amount available for distribution by the Partnership following a sale of all of the assets of the Partnership for the Buy-Sell Value as stated in the Buy-Sell Notice, after the satisfaction of all Partnership liabilities, including, without limitation, loans made pursuant to Section 3.3 herein (less the aggregate amount of any distributions distributed to the Withdrawing

Party between the date of the Buy-Sell Notice and the Buy-Sell Closing Date) to the Partners in liquidation of the Partnership in the order and priority set forth in Section 10.2 hereof, assuming the prior allocation of any gain or loss which would have been recognized by the Partnership in connection with any sale of the Partnership assets for such amount; provided, however, that if the Withdrawing Party is indebted to the Partnership or the Continuing Party on the date of the Buy-Sell Notice, the Buy-Sell Price shall be reduced by the amount, including accrued and unpaid interest, owed to the Partnership or the Continuing Party by such Withdrawing Party on the Buy-Sell Closing Date.

                  (d)      Closing.

                           (I)      Effective as of the Buy-Sell Closing Date,
the Withdrawing Party shall cease to be a Partner of the Partnership and the provisions of this Section 7.4(d) shall apply. Subsequent to the Buy-Sell Closing Date, the Withdrawing Party shall have no further interest in the Partnership's capital, profits, losses, gains or distributions. Within one hundred and twenty (120) days after the date of the Notice of Election (the "Buy-Sell Closing Date"), the Buy-Sell Price shall be paid to the Withdrawing Party by U.S. federal funds, and the Partners shall execute and deliver an amendment to this Agreement, reflecting the withdrawal of the Withdrawing Party from the Partnership as of the Buy-Sell Closing Date. On or prior to the Buy-Sell Closing Date, the Continuing Party shall contribute such amount to the capital of the Partnership as shall be necessary to enable the Partnership to pay the Buy-Sell Price to the Withdrawing Party on the Buy-Sell Closing Date. In the event the Continuing Party should fail to make such required contribution, or in the event the Partnership should fail to purchase the Withdrawing Party's interest and pay the full amount of the Buy-Sell Price to the Withdrawing Party by the Buy-Sell Closing Date, the Continuing Party shall be in default, the Withdrawing Party shall have the right to proceed against the Continuing Party at law for damages (notwithstanding any limitation of liability otherwise contained in the Agreement) or to seek specific performance of Continuing Party's obligations under this Section 7.4, and the right to recover all attorneys' fees and costs of litigation incurred in the enforcement of its rights under this Section 7.4, the Withdrawing Party shall have no obligation to sell its interest in the Partnership to the Continuing Party and the Withdrawing Party shall be fully reinstated to all authority, rights and obligations it held in the Partnership immediately before the Buy-Sell Closing Date. In the event the Withdrawing Party fails to close the sale of its interest in the Partnership on the Buy-Sell Closing Date, the Continuing Party shall have the right to proceed against the Withdrawing Party at law for damages (notwithstanding any limitation of liability otherwise contained in this Agreement) or to seek specific performance of Withdrawing Party's obligations under this Section 7.4, and the right to recover all attorneys' fees and costs of litigation incurred in the enforcement of its rights under this Section 7.4.

                           (ii)     Notwithstanding anything herein to the
contrary, if Devco is the Continuing Party under this Section 7.4, Devco shall, effective as of the Buy-Sell Closing Date, assume all guarantees of CDDs and deliver written evidence thereof (satisfactory in form and substance to Meadow Pointe) to Meadow Pointe, and Devco shall deliver to Meadow Pointe at the Buy-Sell Closing, a general release (satisfactory in form and substance to Meadow Pointe) in favor of Meadow Pointe with respect to any such CDD. Meadow Pointe, as the Withdrawing Party, shall terminate any Letter of Credit with respect to the guarantee of any such CDD, effective as of the Buy-Sell Closing Date.


                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Indemnification by a Partner of a Partner. Each Partner (herein, the "Indemnifying Partner") hereby agrees to indemnify and hold each other Partner and its affiliates, principals, officers, directors, shareholders, Representatives, agents and employees and the Partnership harmless from and against any and all liabilities, losses, damages, claims, demands, actions and rights of action (including reasonable attorneys' and paralegals' fees and costs, whether suit is instituted or not, and if instituted, whether at the pretrial, trial or appellate level) which shall or may arise by virtue of anything done or omitted to be done by the Indemnifying Partner (itself or through its affiliates, principals, officers, directors, shareholders, Representatives, agents and employees) outside the scope, or in breach of the terms of this Agreement or the gross negligence or willful misconduct of such parties. The Indemnifying Partner shall be notified promptly of the existence of any such claim, demand, action or right of action and shall be given reasonable opportunity to participate in the defense thereof.

         8.2 Reliance. Each Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by such Partner to be genuine, to have been signed or presented by the proper party or parties and which is delivered or given for the benefit of the Partnership.

         8.3 Litigation Instituted by a Third Party. If litigation is instituted by any party not a Partner or an affiliate of any Partner against the Partnership and/or a Partner (whether while a Partner or after any permitted withdrawal of a Partner from the Partnership), as a result of the alleged act or omission of any Partner or the Partnership while acting under or by reason of this Agreement, the Partnership shall pay all legal fees and/or disbursement of the Partnership and any Partner pertaining to such litigation.

         8.4 Covenants of Partners. Each Partner agrees (a) to pay its debts punctually and (b) not to knowingly cause or suffer anything to be done whereby the Partnership's property may be attached or taken in execution and agrees in the event of a breach of the above to indemnify and hold harmless the Partnership and the other Partner as an Indemnifying Partner in accordance with
Section 8.1 above.

         8.5 Indemnification by Partners. Each Partner hereby agrees to indemnify the Partnership from and against any and all fees and costs which shall or may arise relating directly to any tax audit of that Partner's corporate or individual tax return.

         8.6 Indemnification by Partnership. Except as specifically provided to the contrary in Sections 8.1, 8.2, 8.3, 8.4 and 8.5 above and for acts of gross negligence, willful misconduct and fraud, the Partnership shall indemnify and save harmless the Partners and their affiliates, principals, officers, directors, shareholders, representatives, agents and employees to the extent that such other Partner is called upon for any payment, judgment, damage or cost of any kind arising out of or in connection with this Agreement, including, without limitation, acts done by such parties in furtherance of the purposes of the Partnership prior to the date of this Agreement. This indemnification shall be a cost of the Partnership. Neither the Partnership nor any Partner shall seek indemnification or contribution from the other Partner for any matter arising out of the matters set forth in this Section 8.6, it being the understanding of the Partnership and the Partners that, except for gross negligence, wilful misconduct and fraud, these items are released and discharged and the Partnership shall be solely responsible for these items.

         8.7 Failure to Pay. If any Partner shall fail to make any payment required pursuant to this Section (such Partner being hereinafter sometimes called the "Noncontributing Partner"), the other Partner, as its sole remedy, after an additional period of fifteen (15) days after giving notice to the Noncontributing Partner and the Noncontributing Partner failing to cure such default within such time, may (but shall not be required to) individually, or collectively on an equal basis, contribute on behalf of the Noncontributing Partner pursuant to Article 9 all or any part of such Partner's indemnification contribution that should have been made by the Noncontributing Partner.

         8.8 Terms of Indemnification. Each indemnity provided for under this Agreement shall be subject to the following provisions:

                  (a) The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys' fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

                  (b) The indemnitee shall notify the indemnitor of any claim (a "Notice of Claim") against the indemnitee covered by the indemnity promptly but in no event later than ten (10) days after the indemnitee has notice of such claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. The Notice of Claim shall specify the nature and details of such facts and circumstances (including any amount claimed) which may give rise to indemnification under this Article 8. If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a thirty party (a "Third Party Claim"), the indemnitor shall have the right to employ counsel acceptable to the indemnitee to defend any such claim or demand, and the indemnitee shall have the right to participate in the defense of any such Third Party Claim. The indemnitor shall notify the indemnitee, in writing, within fifteen (15) days after the Date of the Notice of Claim (as hereinafter defined), of the indemnitor's decision to defend in good faith any Third Party Claim. So long as the indemnitor is defending in good faith any such Third Party Claim, the indemnitee shall not settle or compromise such Third Party Claim. The indemnitee shall make available to the indemnitor or its representatives all records and other materials reasonably required by them for their use in contesting any Third

Party Claim and shall cooperate with the indemnitor in connection therewith. If the indemnitor does not so elect to defend any such Third Party Claim, the indemnitee shall have no obligation to do so and the indemnitee may settle such liability, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, which amount of such liability shall include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by the indemnitee in effecting such settlement.

                  (c) Within thirty (30) days after either the indemnitor and the indemnitee reach agreement on the amount of any indemnification obligation of the indemnitor, or any such indemnification obligation is otherwise determined (in either case, the "Indemnification Amount"), the indemnitee shall demand payment of the Indemnification Amount from the indemnitor, who shall pay such amount due in cash within thirty (30) days of the indemnitee's demand therefor. With respect to any Indemnification Amount or portion thereof not paid by the indemnitor within such thirty (30) day period, the indemnitee may, at his option, from time to time, in addition to any other remedies or rights he may have with respect to the collection thereof, cause the indemnitor to offset the amount of any Indemnification Amount due the indemnitee from the indemnitor hereunder against any agreements with the indemnified party. The term "Date of the Notice of Claim" as used herein shall mean the date the notice is deemed delivered pursuant to Section 11.8 herein.

                  (d) No indemnity hereunder shall be construed to limit or diminish the coverage of any indemnitee under any insurance obtained by the Company. Payment shall not be a condition precedent to any indemnification provided in this Agreement.


                                    ARTICLE 9

                     PAYMENT OF INDEMNIFICATION CONTRIBUTION

         9.1 Loan. If a Partner makes all or any part of an indemnification contribution made pursuant to Article 8 which such Partner was required to make, the contribution of such Partner shall be treated as a loan to the other Partner (the "Loan").

         9.2 Interest Rate. The Loan shall bear interest at a rate per annum equal to the greater of eighteen percent (18%) or the highest legal rate of interest permitted by law. The Loan shall be due and payable on or before the date of the Partnership's termination or dissolution, but may be prepaid at any time without penalty. Any partial payment shall be applied first in reduction of the balance of interest and then of principal due.

         9.3 Distributions While Loan is Outstanding. If the Partnership makes any distributions while there is a balance due under the Loan, including applicable interest, the Partnership shall pay to the contributing Partner the sums which would otherwise be distributed to the Noncontributing Partner (up to the full balance due, including applicable interest), and such sums shall be applied first in reduction of the balance of interest and then of principal due.

         9.4 Security Interest. Each Partner hereby grants to the other Partner a security interest in its interest in the Partnership as security for the repayment of any advance made by a contributing Partner pursuant to this Section. This Partnership Agreement shall be the Security Agreement relative to such security interest. While the Loan is outstanding, the noncontributing Partner will execute such further documents to evidence or perfect the aforesaid security interest as the contributing Partner may reasonably request. If the noncontributing Partner fails to deliver to the contributing Partner any document required by this Section within ten (10) days after demand, the contributing Partner shall have and is hereby irrevocably granted the power and authority, coupled with an interest, to execute any such financing statements or other documents on behalf of the noncontributing Partner as its attorney-in-fact.


                                   ARTICLE 10

                    TERMINATION, DISSOLUTION AND LIQUIDATION

         10.1 Termination and Dissolution. The Partnership shall be terminated and dissolved upon the occurrence of any of the following events, unless the Partners agree in writing, within ten (10) days after the occurrence of any such event, to continue the business of the Partnership:

                  (a)      expiration of the term of the Partnership;

                  (b) the Partners agree in writing to dissolve the Partnership and wind up its affairs;

                  (c) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

                  (d) a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that a Partner is Bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against a Partner, in each case under any federal or state Bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment the remaining Partner agrees in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute partner;

                  (e) the occurrence of any event which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry on the business of the Partnership;

                  (f) either Partner fails to perform or comply with any of its material obligations hereunder at the time or times and in the manner required under this Agreement, provided that the other Partner gives the non-performing Partner thirty (30) days' prior written notice of such default or breach and the non-performing Partner fails to commence curing any default or breach within such

30-day period or after commencing the same fails to pursue the curing of such default with due diligence;

                  (g) Donald A. Buck is not the Executive Manager of the Partnership for any reason and the Partners are unable to agree on a replacement for him within thirty (30) days after his termination is effective;

                  (h) subject to Section 5.4(j) herein, the amounts expended by the Partnership exceed the Development Plan and Budget;

                  (I) the Partnership fails to sell and close lots according to the schedule attached hereto as Exhibit F, provided that such delay is not the direct result of governmental action or inaction beyond the control of the Partners or acts of God over which the Partnership has no reasonable control;

                  (j)      all portions of the Property have been sold;

                  (k) after using its best efforts, the Managing Partner is unable to cause Seller to establish one (1) or more additional CDDs or to obtain CDD Series A Bonds and Series B Bonds in amounts deemed by both Partners to be sufficient and on terms and conditions satisfactory to the Partners to be able to finance infrastructure on the Property;

                  (l) any other act requiring dissolution of the Partnership pursuant to the Act, as such Act may be amended from time to time;

                  (m) after using its best efforts, the Managing Partner is unable to cause Seller to amend the existing DO, the existing DRI or the existing PUD; or

                  (n) if the Purchase Agreement is terminated for any reason.

         10.2 Method of Liquidation. Immediately before liquidation of the Partnership, the Partnership's property shall be revalued at its fair market value as determined by the Partnership's accountants, and the Partners' Capital Accounts shall be appropriately adjusted to reflect such revaluation. If any Partner has a deficit balance in its Capital Account after adjustment to reflect such revaluation, such Partner shall, before the later of the end of the Partnership's taxable year or the expiration of ninety (90) days following the liquidation, contribute to the Partnership the amount necessary to eliminate such deficit balance, and such amount shall be used to satisfy creditors' claims or for distribution to other Partners in satisfaction of their Capital Account balances. Upon the termination and liquidation of the Partnership, the Partnership's assets shall be applied and distributed as follows:

                  (a) first, to satisfy the liabilities and obligations of the Partnership, other than liabilities or obligations to the Partners;

                  (b) next, to the establishment of any reserves deemed necessary by the Partners for the payment of any contingent or unforseen liabilities or obligations of the Partnership and, at the expiration of such period as the Partners deem advisable, the balance of such reserves shall be applied and distributed in the manner hereinafter provided in this Section 10.2; then

                  (c) next, to satisfy the liabilities and obligations of the Partnership to any Partner (including, without limitation, an Advance made pursuant to Section 3.2 herein); and

                  (d) finally, to the Partners in accordance with the positive balances of their respective Capital Accounts.

         10.3 Reasonable Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the Partnership's assets pursuant to
Section 10.2 hereof in order to reduce the risk of loss which might be attendant upon such a liquidation.

         10.4 Date of Termination. The Partnership shall be terminated when all of its assets shall have been applied and distributed in accordance with the provisions of Section 10.2 hereof. The establishment of any reserves in accordance with the provisions of Section 10.2 hereof shall not have the effect of extending the term of the Partnership, but any such reserves shall be distributed in the manner provided in Section 10.2 hereof upon expiration of the period of such reserve.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Insurance. The Partnership shall carry and maintain in force such levels of insurance as deemed appropriate by the Partners and in accordance with the Development Plan and Budget, the premiums for which shall be a cost and expense in connection with the operation of the Partnership.

         11.2 Limited Purpose. Nothing in this Agreement shall be deemed, held or construed as creating an association, general partnership or joint enterprise among the Partners for any purpose other than that specifically set forth herein.

         11.3 Preformation Expenses. Each of the Partners will pay its own attorneys' fees and all other costs incurred by it in connection with the negotiation of this Agreement.

         11.4 Other Activities. Each Partner and any of its affiliates, principals, officers, directors, shareholders, agents and employees, or any person or entity holding a legal or beneficial interest in a Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others. The Partners represent and warrant to each other that their engagement in any permitted business venture will not in any way interfere with or limit their ability to adequately perform each of their duties, obligations and responsibilities under this Agreement. Neither the Partnership nor the Partners (not engaging in such permitted activities) shall have any right by virtue of this Agreement to enter into or participate in such other Partners' permitted independent ventures or to share the income or profits derived therefrom or any other rights therein, and each of the Partners hereby waives whatever statutory or other rights to the contrary which it may now or hereafter possess.

         11.5 Further Assurances. The Partners hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

         11.6 Entire Agreement. This Agreement represents the entire understanding and agreement between the Partners with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between the Partners.

         11.7 Assignments. Except as set forth in Section 7.2 herein, neither Partner may assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

         11.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing (including facsimile, telex, telefax and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                                                With a copy to:

MEADOW POINTE EAST, L.L.C.                      Lewis F. Crippen, Esq.
c/o BF Enterprises, Inc.                        Gunster, Yoakley, Valdes-Fauli
                                                & Stewart, P.A.
100 Bush Street                                 777 S. Flagler Drive
Suite 1250                                      Suite 500-East
San Francisco, CA 94104                         West Palm Beach, FL 33401
Attn: Brian P. Burns, Esq.
      Stuart B. Aronoff
Fax: (561) 655-5677
Fax: (415) 788-5756

                                                With a copy to:
DEVCO III, L.L.C                                Akerman, Senterfitt & Eidson
15436 North Florida Avenue                      100 S. Ashley
Tampa, Florida 33613                            Suite 1500
Attn: Donald A. Buck                            Tampa, Florida 33602
Fax: (813) 969-0128                             Attn: Mark K. Straley, Esq.
                                                Fax: (813) 223-2837
or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered on: (a) the date delivered if by personal delivery; (b) the date telecommunicated if by telegraph; (c) the date of transmission with confirmed answer back if by facsimile, telex, telefax or other telegraphic method; and (d) the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         11.9 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Partners and their respective legal representatives, successors and permitted assigns.

         11.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         11.11 Specific Performance. Each of the Partners acknowledge that the Partners will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Partner of any provision of this Agreement, then the other Partners shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security and/or to a decree for specific performance of the provisions of this Agreement.

         11.12 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of laws.

         11.13 Jurisdiction and Venue. The Partners acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida, and that, therefore, each of the Partners irrevocably and unconditionally (I) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the District Court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding; (iii) waives any objection which it may have to the laying of venue of any suit, action or proceeding in any of such courts; and (iv) agrees that service of any court paper may be effected on such Partner by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in Florida.

         11.14 No Construction Against Draftsmen. The Partners acknowledge that this is a negotiated Agreement, and that in no event shall the terms hereof be construed against either Partner on the basis that such party, or its counsel, drafted this Agreement.

         11.15 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         11.16 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal' fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         11.17 Ability to Enter Agreement. Each Partner represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of its organization, with all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         11.18 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         11.19 Creditor Liens. Creditors of individual Partners shall solely be entitled to a charging lien on Partnership property and shall not be entitled to own Partnership property.

         11.20 Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Pasco County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within thirty (30) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

         11.21 Non-Competition Agreement. Neither Devco, Donald A. Buck nor Meadow Pointe shall, during the term of this Agreement and for three (3) years after the occurrence of any event set forth in Sections 7.1, 7.4, 10.1(f), 10.1(g), 10.1(h), 10.1(I), 10.1(k), 10.1(m) or 10.1(n), without the other parties' written consents, directly or indirectly, enter into an agreement with any person or entity to provide financing or development or construction services for lots similar to those on the Property or other multi-family sites for residential housing (a "Transaction") within four (4) miles of the Property in Hillsborough or Pasco Counties (the "Service Area"), without first providing the other parties the opportunity to participate in any such Transaction. In the event Devco, Donald A. Buck or Meadow Pointe desire to enter into any such Transaction, then it/he shall promptly provide the other parties with written notice thereof. The parties shall thereafter have a period of ninety (90) days following the receipt of such notice within which to agree upon the terms and conditions of the other parties' participation in the Transaction; provided, however, that each of Meadow Pointe and Devco (which shall for purposes of this Section 11.21 include Donald A. Buck) be entitled, but not obligated, to participate in the Transaction on an equal (50%) basis (economic, ownership or otherwise). Each of the parties shall use their best efforts to agree upon commercially reasonable terms and conditions acceptable to the parties to allow the other parties to participate in any such Transaction. In the event the parties shall not have agreed upon or consummated such affiliation within such ninety (90) day period, the party that introduced the Transaction to the other parties pursuant to this Section 11.21 shall thereafter be permitted to enter into negotiations with such person or entity and consummate the Transaction. The parties hereto acknowledge and agree that neither J. Robert Sierra, Sr., nor J. Robert Sierra, Jr., or any entities that they own or control (except Devco), shall be subject to the terms and conditions of this Section 11.21.

         11.22    Confidentiality; Public Announcements.

                  (a) Each of the Partners shall maintain in confidence, and will cause their members, directors, officers, employees, agents and advisors to maintain in confidence, any written, oral or other information obtained in confidence from the other party in connection with this Agreement and the transactions contemplated herein, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation of any transactions contemplated herein, or (c) the furnishing or use of such information is required by a legal proceeding or legal requirements.

                  (b) Any public announcement or similar publicity with respect to this Agreement or any transaction contemplated hereby (including, without limitation, any press release) will be issued, if at all, at such time and in such manner as Meadow Pointe shall determine, in its sole and absolute discretion, unless required by a legal requirements.

         The undersigned have duly executed this Agreement as of the day and year first above written.

                                          MEADOW POINTE EAST, LLC, a Delaware
                                          limited liability company

                                          By:   /s/ Stuart B. Aronoff
                                                --------------------------
                                          Name: Stuart B. Aronoff
                                          Title: Senior Vice President


                                          DEVCO III, L.L.C., a Florida limited
                                          liability company

                                          By:    /s/ Donald A. Buck
                                                -----------------------------
                                          Name: Donald A. Buck
                                          Title: President

                                JOINDER AGREEMENT

         THIS JOINDER is intended to be and is hereby made a part of and incorporated in the foregoing Agreement of General Partnership of Meadow Pointe General Partnership (the "Agreement"). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

         TO INDUCE Meadow Pointe to enter into the Agreement, and with the understanding that Meadow Pointe intends to rely hereon, the undersigned, an executive of Devco, hereby agrees to be bound by the terms and conditions of
Section 4.2 and Article 11 (including, without limitation, Section 11.21) of the Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Joinder this 3rd day of October, 1999.


                                                 /s/ Donald A. Buck
                                                 ------------------------
                                                 Donald A. Buck

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PROPERTY

                                 (Not Available)

                                    EXHIBIT B

                  FORM OF GRID PROMISSORY NOTE (NON-NEGOTIABLE)


U.S. $1,000,000                                            October __, 1999


         FOR VALUE RECEIVED, MEADOW POINTE GENERAL PARTNERSHIP, a Florida general partnership ("Maker"), hereby promises to pay to the order of MEADOW POINTE EAST, L.L.C., a Delaware limited liability company ("Lender"), at its offices at 100 Bush Street, Suite 1250, San Francisco, California 94104 (or at such other place or places as Lender or the holder hereof may designate in writing, from time to time), the principal sum, not to exceed ONE MILLION AND NO/100 DOLLARS (U.S.$1,000,000.00) (the "Loan"), or such lesser sum outstanding at the time when payment is due hereunder, in lawful money of the United States of America, together with interest accruing thereon from the date hereof at the rates and times hereinafter provided calculated on the daily principal balance from time to time outstanding hereunder as is indicated from time to time on the Grid Schedule attached hereto as Exhibit "A."

         1.       Principal and Interest Payments.

         Maker promises to pay interest (calculated on the basis of a 360-day year for the actual number of days elapsed) on the outstanding principal balance, plus accrued interest from time to time outstanding hereunder from the date hereof at the prime rate (or similar base rate) of Wells Fargo & Company, adjusted from day to day, plus one (1) point (the "Interest"). The unpaid principal balance and all accrued interest, shall be due and payable as follows:

                  (a) Maker shall repay the principal due and payable, together with any unpaid and accrued Interest due and payable hereunder, in full by no later than October 6, 2004 (the "Due Date"), which shall be a date five (5) years after the date hereof; provided, however, that Maker agrees that to the extent it has available cash flow, it will use such available cash flow, from time to time, to repay the principal due and payable, together with any unpaid and accrued Interest due and payable hereunder, in full; and

                  (b) Accrued Interest shall be paid semiannually on January 1 and July 1 of each calendar year subsequent to the date hereof.

                  (c) All payments hereunder will be made by cash, check or wire transfer in such coins or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         2.       Intent Not to Commit Usury.

         Nothing herein contained, nor any transactions related hereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by Maker or any party liable for the payment of this Note in connection with the Loan result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Lender and the holder hereof, and any and all such excess paid by Maker shall be automatically credited against and in reduction of the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness shall be paid by Lender to Maker and parties liable for the payment of this Note.

         3. Consent to Extensions of Time. It is agreed that the granting to Maker of this Note or any other party of an extension or extensions of time for the payment of any sum or sums due hereunder or under any document delivered in connection with this Note or for the performance of any covenant or stipulation thereof shall not in any way release or affect the liability of Maker of this Note.

         4.       Waivers.

         Maker and all endorsers, sureties and guarantors of this Note hereby waive demand, presentment, notice of nonpayment, dishonor and protest.

         5.       Attorneys' Fees.

         In case suit shall be brought for the collection hereof, or if it is necessary to place the same in the hands of an attorney for collection, Maker and all endorsers and guarantors of this Note agree to pay reasonable attorneys' fees for making such collection, including but not limited to, all fees and costs incident to any appellate, post-judgment and bankruptcy proceedings that may result, whether the holder hereof is obligated therefor or not.

         6.       Jurisdiction and Venue.

         Any civil action or legal proceeding arising out of or relating to this Note shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Note, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

         7.       Governing Law.

         The provisions of this Note, and any documents or instruments related hereto or executed in conjunction herewith, shall be construed according to the laws of the State of Florida, except if federal law would allow the payment of interest hereunder at a higher maximum rate than would applicable Florida law, such federal law shall apply to the determination of the highest applicable lawful rate of interest hereunder.

         7.       Limitation on Advances and Use of Proceeds of this Note.

         Maker may request advances hereunder solely for the payment of the actual up-front development costs incurred by Maker in connection with development and construction of real property located in Pasco County, Florida and for no other purpose. No funds advanced by Lender shall be utilized for any purpose other than as specified herein. Advances under this Note shall be made not more than once each month. All advances hereunder shall be made by cashier's check or by wire transfer of funds into a bank account in the State of Florida maintained by Maker or an authorized agent of Maker. Maker hereby irrevocably authorizes and instructs the holder hereof to note on the Grid Schedule attached hereto as Exhibit "A" all advances of principal made hereunder, all accruals of interest hereunder and all repayments of principal or interest hereunder. The amounts noted thereon shall be conclusive and binding upon the parties as to the indebtedness evidenced hereby absent fraud or manifest error. Lender shall have no obligation to make any advances to Maker if Devco III, L.L.C., a Florida limited liability company ("Devco"), or Donald A. Buck is in breach of any provision of the Agreement of General Partnership of Maker, between Devco and Lender.

         8.       Consent to Changes.

         Maker consents and agrees that the granting to Maker or to any other party of any extension of time for the performance of any covenant or stipulation herein or the release of Maker or any other party, or the agreement of Lender not to sue Maker or any other party, or the suspension of the right to enforce this Note against Maker or any other party, or the discharge of Maker or any other party, shall not in any way release or affect the liability of Maker, all rights against such parties being expressly reserved.

         9.       Amendment.

         The provisions of this Note may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Note. Maker has executed this Note as a principal and not as a surety or accommodation party.

         10.      Assumability.

         This Note shall not be assumable without Lender's prior written consent, which may be withheld for any reason whatsoever.

         11.      Prepayment.

         This Note may be prepaid, in whole or in part, at any time without penalty provided that any partial payment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payment unless Lender shall otherwise agree in writing in its sole discretion.

         IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.

WITNESS:                             MEADOW POINTE GENERAL
                                     PARTNERSHIP

                                      By:    MEADOW POINT EAST, LLC, a
                                             Delaware limited liability company,
                                             and a general partner

__________________________            By:

Print Name: ________________            Name:
                                       Title:
--------------------------
Print Name: ________________


STATE OF CALIFORNIA

COUNTY OF __________

         Personally appeared before me, the undersigned authority in and for the said county and state, on this ___ day of _____________, 1999, within my jurisdiction, the within named ________________, who acknowledged that he is the __________ of MEADOW POINT EAST, LLC, a Delaware limited liability company, and that for and on behalf of the said corporation, and as its act and deed he/she executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.


                                          Print Name:
         (NOTARY SEAL)                    NOTARY PUBLIC - STATE OF CALIFORNIA
                                          Commission Number:
                                          My commission expires:

                                   EXHIBIT "A"

                                  GRID SCHEDULE


                Principal           Principal             Interest           Interest
Date             Advance            Repayment             Accrual            Repayment           Balance

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------

------          ---------           ---------             --------            ---------          ----------


                                    EXHIBIT C

                          FORM OF MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of this ____ day of October, 1999, by and among MEADOW POINTE GENERAL PARTNERSHIP, a Florida general partnership (the "Partnership"), DEVCO III, LLC, a Florida limited liability company ("Devco"), and DONALD A. BUCK (the "Executive Manager"), individually. Capitalized terms not defined herein shall have the meaning ascribed to them in that certain Agreement of General Partnership between Devco and Meadow Pointe East, L.L.C., a Delaware limited liability company, of even date herewith (the "Partnership Agreement").

                                   WITNESSETH:

         WHEREAS, the Partnership has entered into an Agreement for Development, Sale and Purchase of Real Property, dated October __, 1999, with Clearwater Bay Associates, Inc., a Florida corporation (the "Purchase Agreement"), pursuant to which the Partnership has agreed to develop and market single family building lots and building units in a master planned development presently known as Wesley Chapel Lakes (the "Property"); and

         WHEREAS, pursuant to the terms of the Partnership Agreement, Devco and the Executive Manager have agreed, and are obligated, to develop and manage the Property in accordance with the Purchase Agreement and the Partnership Agreement; and

         WHEREAS, the Partnership, Devco and the Executive Manager desire to enter into this Agreement for the purpose of defining the terms of their relationship with respect to the development and management of the Property.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  premises  herein
contained, the parties hereto do hereby agree as follows:

         1. MANAGEMENT AGREEMENT. Pursuant to the terms and conditions of this Agreement, the Partnership hereby employs Devco as its manager of the Property pursuant to the terms and conditions of this Agreement and the Partnership Agreement. The Executive Manager agrees to fully perform all obligations of Devco under this Agreement and the Partnership Agreement.

         2. MANAGEMENT. The Executive Manager and Devco each agree that they will use their best efforts to develop and manage the Property in accordance with the terms of the Purchase Agreement and the Partnership Agreement throughout the term of this Agreement. The Partnership hereby grants to Devco the authority described in Section 1.3 of the Partnership Agreement.

         3. CAPITAL IMPROVEMENTS. The Development Plan and Budget (the "Budget") (approved pursuant to the terms of the Partnership Agreement) constitutes the authorization for Devco to expend money to develop and market the Property. Except for expenditures made and obligations incurred which were included in the Budget, previously approved by the Partnership, or otherwise not required to be approved by the Partnership, Devco shall not have any authority to make any expenditure or incur any obligation on behalf of the Partnership.

         4. PARTNERSHIP EXPENSES. The expense of any third party independent contractor retained by the Partnership or by Devco on behalf of the Partnership and in accordance with the Budget or otherwise approved of by the Partnership shall be an expense of the Partnership.

         5. EXECUTIVE MANAGER'S FEE. In consideration to oversee, supervise and develop the Property on behalf of Devco under this Agreement and for the benefit of the Partnership, the Executive Manager shall be paid the sum of One Hundred Fifty Thousand Dollars ($150,000) per year during the term hereof from monies of the Partnership and/or the CDDs (as defined in Section 8 herein), as applicable. This fee shall be paid in equal monthly installments beginning one (1) month from the date hereof.

         6. PAYMENTS AND REIMBURSEMENTS TO DEVCO. Subject to Section 7 below, in accordance with the Budget, as amended from time to time, the Partnership shall promptly pay or, if applicable, reimburse Devco for all costs and expenses reasonably incurred by Devco in connection with the performance of its duties hereunder, including office overhead expense, professional and clerical expense, and other standard annual charges listed on Exhibit A attached hereto and approved by the Partnership. Except for the fee to be paid to the Executive Manager as set forth in Section 5 above, the Partnership shall not pay or reimburse Devco for any additional amounts for the services of the Executive Manager.

         7.       MANAGEMENT FEES FROM THE COMMUNITY DEVELOPMENT
DISTRICTS. As more particularly set forth in the Purchase Agreement, the Partnership plans to establish one or more community development districts pursuant to Chapter 190, Florida Statutes (individually and collectively, the "CDDs"), to finance and manage the construction of certain public infrastructure improvements that will benefit the Property. As set forth in the Purchase Agreement and Exhibit "F" thereto, the Partnership intends to enter into one or more Project Management Agreements with the CDDs pursuant to which the Partnership shall be compensated for supervising the construction of infrastructure improvements by the CDDs. Devco will provide construction management services to the CDDs on behalf of the Partnership, however, Devco will not receive any management fees directly from the CDDs (including monies to pay the Executive Manager's fee described in Section 5 above). The parties anticipate that such fees will be paid to the Partnership by the CDDs and the Partnership will, in turn, make payments to Devco (including all or a portion of the Executive Manager's fee, as applicable). However, if and to the extent that Devco receives such management fees from the CDDs (other than compensation received by the Executive Manager or by other Devco employees for serving on the board of supervisors of the CDDs), such fees paid directly by the CDDs shall be credited against the amounts due to Devco hereunder.

         8. NON-ASSIGNABILITY. This Agreement is not assignable by Devco or the Executive Manager without the prior written consent of both partners of the Partnership.

         9. EMPLOYEES; INDEPENDENT CONTRACTOR. Devco shall have in its employ at all times a sufficient number of capable employees to enable it to reasonably, properly, adequately, safely and economically manage, operate, maintain and account for the Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Devco, which is in all respects the employer of such employees. Devco shall fully comply with all acts and regulations having to do with workmen's compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee related subjects. Neither Devco nor the Executive Manager shall be considered employees of the Partnership. Devco shall at all times during the term of this Agreement be considered an independent contractor of the Partnership.

         10. MANAGEMENT FEE UPON TERMINATION. Notwithstanding anything contained herein to the contrary, if the Partnership terminates this Agreement pursuant to Section 11 hereof, then in such event Devco shall only be entitled to receive, as full and sole compensation under this Agreement, all payments already paid or accrued pursuant to Sections 5, 6 and 7 hereof as of the date of termination. Upon any such termination, the Partnership shall pay all reasonable and customary costs and expenses incurred by Devco pursuant to the terms of this Agreement and the Partnership Agreement through the date of the termination.

         11.      TERM AND TERMINATION.

                  (a) Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect, until earlier terminated pursuant to Section 11(b) herein.

                  (b) Termination. This Agreement shall terminate immediately upon the occurrence of the earlier of the following events:

                           (i)      In the Partnership's reasonable discretion,
For Cause (as hereinafter defined).

                           (ii)     Upon the termination of the Partnership for
any reason or the occurrence of any event described in Article 10 of the Partnership Agreement.

                           (iii) Upon the termination of the Purchase Agreement
for any reason.

                           (iv)  If  Devco   ceases  to  be  a  partner  of  the
Partnership.

                  (c) Termination for Cause. "For Cause" shall mean (i) a default by Devco in any respect in the performance or observance of any covenant, or term of this Agreement or the Partnership Agreement, provided that the breach shall be material and adverse to the Partnership and that Devco shall fail either (A) to cure, terminate or remove such default within thirty (30) days after written notice thereof from the Partnership to Devco, or (B) if such default cannot be cured within the aforesaid 30-day period, to diligently pursue the cure of such default within such additional period as shall be reasonable to cure such default, provided Devco is capable of curing such default and such cure may be accomplished without damage or expense to the Partnership by reason of the cure; or (ii) if Devco engages in criminal misconduct or commits fraud which results in a loss to the Partnership.

                  (d) Effect of Termination. Upon termination of this Agreement, Devco shall, as soon as practicable but in no event later than the thirtieth
(30th) day after notice is given in accordance with Section 13 hereof:

                           (i)      Surrender and deliver to the Partnership:

                                    (A)     all funds held by Devco in
connection with the Property; and

                                    (B)     any other monies of the Partnership
in possession of Devco in any bank account;

                           (ii)     Deliver to the Partnership as received any
monies due the Partnership under this Agreement but received by Devco after the effective date of such termination;

                           (iii)  Deliver  to  the  Partnership  all  materials,
equipment, tools and supplies, keys, contracts and documents relating to the Property, and copies of such other accountings, papers, and records as the Partnership shall request pertaining to the Property;

                           (iv)     If applicable, assign the existing contracts
relating to the development of the Property to the Partnership or such third parties as the Partnership shall direct;

                           (v)      Vacate any portion of the Property then
occupied by Devco as a consequence of this Agreement; and

                           (vi)     Furnish all such information in order to
effectuate an orderly and systematic ending of Devco's duties and activities hereunder. Within ten (10) days after any such termination, Devco shall deliver to the Partnership any written reports required hereunder for any period not covered by prior reports at the time of termination. With regard to the originals of all papers and records pertaining to the Property, the possession of which are retained by Devco after termination, Devco shall:
(A) make the same available for inspection and reproduction by the Partnership at reasonable times upon request of the Partnership; (B) deliver same into the Partnership's possession in the event the Partnership in good faith requires same for use in a legal or quasi-legal proceeding; and (C) not destroy the same without first offering to deliver the same to the Partnership.

         12. ASSIGNMENTS. Neither party may assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

         13. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing (including facsimile, telex, telefax and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                                  With a copy to:

MEADOW POINTE GENERAL             Lewis F. Crippen, Esq.
PARTNERSHIP                       Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
c/o BF Enterprises, Inc.          777 S. Flagler Drive
100 Bush Street                   Suite 500-East
Suite 1250                        West Palm Beach, FL 33401
San Francisco, CA 94104           Fax: (561) 655-5677
Attn: Brian P. Burns, Esq.
         Stuart B. Aronoff
Fax: (415) 788-5756
                                  With a copy to:

DEVCO III, L.L.C.                 Akerman, Senterfitt & Eidson
15436 North Florida Avenue        100 S. Ashley
Tampa, Florida 33613              Suite 1500
Attn: Donald A. Buck              Tampa, Florida 33602
Fax: (813) 969-0128               Attn: Mark K. Straley, Esq.
                                  Fax: (813) 223-2837


or to such other address as any party may designate by notice complying with the terms of this Section 13. Each such notice shall be deemed delivered on: (a) the date delivered if by personal delivery; (b) the date telecommunicated if by telegraph; (c) the date of transmission with confirmed answer back if by facsimile, telex, telefax or other telegraphic method; and (d) the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         14. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.

         15. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         16. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of laws.

         17. NO CONSTRUCTION AGAINST DRAFTSMEN. The parties acknowledge that this is a negotiated Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

         18. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         19. ABILITY TO ENTER INTO AGREEMENT. Each party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of its organization, with all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         20. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         21. ARBITRATION. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Pasco County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within thirty (30) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

         22. RELATIONSHIP OF PARTIES. The parties are aware and agree that the relationship between the Partnership and Devco (including the Executive Manager) under this Agreement shall be that of an independent contractor and not an agent or employee.

         23. NO THIRD PARTY BENEFICIARY. This Agreement is solely between the parties hereto and no person or persons not a party hereto shall have any rights or privileges whatsoever either as a third party beneficiary or otherwise.

         24. INCONSISTENCIES. Notwithstanding anything herein to the contrary, if any provision in this Agreement shall be deemed inconsistent with the Partnership Agreement, such provision herein shall be deemed invalid to the extent so inconsistent and the Partnership Agreement shall control such matter between the parties to this Agreement.

         25. ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonably attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administration costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         26. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Pasco County, Florida. Any civil action, arbitration or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Pasco County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action, arbitration or legal proceeding and waives any objection to the laying of venue of any such civil action, arbitration or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules or procedure or local rules.

         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement the day and year first above written.

                                           MEADOW POINTE GENERAL
                                           PARTNERSHIP:


                                           MEADOW POINTE EAST, L.L.C.,
                                           General Partner


                                           By:_____________________________
                                           Name:
                                           Title:


                                            DEVCO III, L.L.C., General Partner


                                            By:_____________________________
                                            Name:
                                            Title:

                                            EXECUTIVE MANAGER:



                                            Donald A. Buck


                                            DEVCO, III, L.L.C.


                                            By:_____________________________
                                            Name:
                                            Title:

                                   EXHIBIT "A"

                                    EXPENSES


                                (See Attachment)

                                    EXHIBIT D

                       FORM OF DEVELOPMENT PLAN AND BUDGET

                                    EXHIBIT E

                              SITE DEVELOPMENT PLAN

                                    EXHIBIT F

                           SCHEDULE OF PROPOSED SALES